Exhibit 99.1

Citius Pharmaceuticals, Inc. Reports Fiscal Third Quarter 2023
Financial Results and Provides Business Update

$33.3 million in cash and cash equivalents as of June 30, 2023; runway through August 2024

CRANFORD, N.J., August 14, 2023 -- Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR), a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products today reported business and financial results for the fiscal third quarter ended June 30, 2023.

Fiscal Q3 2023 Business Highlights and Subsequent Developments

-	Achieved 92 required events for completion of the Mino-Lok® Phase 3 trial, subject to confirmation by an independent review committee;

-	Mino-Lok trial to continue recruiting in the near term; additional patients in active treatment, which may result in additional events;

-	Citius to engage with the FDA to address enhanced product testing requirements identified in the complete response letter (CRL) for LYMPHIR™, received July 28, 2023, in preparation for Resubmission; such efforts are not expected to impact Company’s cash runway, which extends to August 2024;

-	Citius preparing for an End of Phase 2 meeting with the FDA following positive topline results of Phase 2b trial of Halo-Lido for the treatment of hemorrhoids; and,

-	$15 million in capital raised through a registered direct offering of common stock and warrants at a purchase price of $1.20 per share on May 8, 2023.

Financial Highlights

-	Cash and cash equivalents of $33.3 million as of June 30, 2023

-	R&D expenses were $3.8 million and $11.9 million for the three and nine months ended June 30, 2023, respectively, compared to $4.9 million and $13.8 million for the three and nine months ended June 30, 2022, respectively;

-	G&A expenses were $3.7 million and $11.1 million for the three and nine months ended June 30, 2023, respectively, compared to $3.0 million and $9.0 million for the three and nine months ended June 30, 2022, respectively;

-	Stock-based compensation expense was $1.2 million and $3.5 million for the three and nine months ended June 30, 2023, respectively, compared to $1.0 million and $2.9 million for the three and nine months ended June 30, 2022, respectively; and,

-	Net loss was $8.5 million and $22.6 million, or ($0.06) and ($0.15) per share for the three and nine months ended June 30, 2023, respectively, compared to a net loss of $8.9 million and $25.6 million, or ($0.06) and ($0.18) per share for the three and nine months ended June 30, 2022, respectively.

“I am pleased to report significant progress in our pipeline and positive milestones on multiple fronts. We believe we have achieved the minimum 92-event threshold required to complete the Phase 3 Mino-Lok trial, pending confirmation by a committee of independent reviewers. We have also made progress in other areas of our business, including announcing positive topline results for the Phase 2b Halo-Lido trial, extending our financial runway through August 2024 with a $15 million capital raise, and clarifying our path toward approval for LYMPHIR (denileukin diftitox),” stated Leonard Mazur, Chairman and Chief Executive Officer of Citius.

“Although we were disappointed to receive the FDA’s complete response letter for LYMPHIR, we are encouraged that no clinical data issues related to safety or efficacy were noted. Rather, the FDA focused primarily on enhanced product testing, which we are already addressing. We plan to work closely with the FDA in preparation for a Resubmission package. The timing of our contemplated spin-off of LYMPHIR will be adjusted in accordance with the asset’s regulatory path. Coupled with our recent financing, we believe we have sufficient funds to advance our pipeline, including efforts to remediate the CRL, and continue to prepare our commercial infrastructure for the ultimate launch of LYMPHIR, if approved,” added Mazur.

third quarter 2023 Financial Results:

Liquidity

As of June 30, 2023, the Company had $33.3 million in cash and cash equivalents.

As of June 30, 2023, the Company had 146,211,130 common shares outstanding.

On May 8, 2023, the Company closed a registered direct offering of 12,500,001 common shares and accompanying warrants to purchase up to an aggregate of 12,500,001 shares of its common stock, at a purchase price of $1.20 per share. The warrants have an exercise price of $1.50 per share, are exercisable six months from the date of issuance, and expire five years from the date of issuance. The Company also issued 875,000 warrants to the placement agent as part of the transaction. Net proceeds of the offering totaled $13.8 million.

The Company estimates that its available cash resources will be sufficient to fund its operations through August 2024. We anticipate the need to raise additional capital in the future to support our operations beyond August 2024.

Research and Development (R&D) Expenses

R&D expenses were $3.8 million and $11.9 million for the three and nine months ended June 30, 2023, respectively, compared to $4.9 million and $13.8 million for the comparable periods ended June 30, 2022. The decrease reflects lower Mino-Lok and LYMPHIR trial costs offset by higher Halo-Lido Phase 2b study costs as the trial was completed during the three months ended June 30, 2023. Additionally, a decrease of $1 million for the three months ended June 30, 2023, reflects NoveCite manufacturing startup costs incurred in the three months ended June 30, 2022, which are no longer realized.

We expect that research and development expenses will stabilize in fiscal 2023 as we focus on the commercialization of LYMPHIR and complete our Phase 3 trial for Mino-Lok and our Phase 2b trial for Halo-Lido.

General and Administrative (G&A) Expenses

G&A expenses were $3.7 million and $11.1 million for the three and nine months ended June 30, 2023, respectively, compared to $3.0 million and $9.0 million for the comparable periods ended June 30, 2022. The increase was primarily due to pre-launch and market research activities associated with LYMPHIR. General and administrative expenses consist primarily of compensation costs, professional fees for legal, regulatory, accounting, and corporate development services, and investor relations expenses.

Stock-based Compensation Expense

For the fiscal quarter ended June 30, 2023, stock-based compensation expense was $1.2 million as compared to $1.0 million for the prior year period. For the nine months ended June 30, 2023, stock-based compensation expense was $3.5 million as compared to $2.9 million for the nine months ended June 30, 2022. The increase reflects expenses related to new grants made to employees (including new hires), directors and consultants.

Net loss

Net loss was $8.5 million, or ($0.06) per share for the three months ended June 30, 2023, compared to a net loss of $8.9 million, or ($0.06) per share for the three months ended June 30, 2022.

The decrease in the net loss was primarily due to a decrease in research and development offset by an increase in general and administrative expenses.

Net loss was $22.6 million, or ($0.15) per share for the nine months ended June 30, 2023, compared to a net loss of $25.6 million, or ($0.18) for the nine months ended June 30, 2022.

The decrease in net loss primarily reflects an increase in other income from the $3.6 million gain recognized in connection with the sale of certain New Jersey income tax net operating losses to a third party under the New Jersey Technology Business Tax Certificate Transfer Program offset by increased operating expenses during the period.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections, which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and LYMPHIR, a novel IL-2R immunotherapy for an initial indication in CTCL. Mino-Lok® was granted Fast Track designation by the FDA. I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and PTCL. At the end of March 2023, Citius completed enrollment in its Phase 2b trial of CITI-002, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets; our need for substantial additional funds; our ability to commercialize our products if approved by the FDA; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19 and could be impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 22, 2022, and updated by our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com

-- Financial Tables Follow –

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	September 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$33,281,830	$41,711,690
Prepaid expenses	7,832,320	2,852,580
Total Current Assets	41,114,150	44,564,270

Property and equipment, net	2,010	4,100

Operating lease right-of-use asset, net	503,817	646,074

Other Assets:
Deposits	38,062	38,062
In-process research and development	59,400,000	59,400,000
Goodwill	9,346,796	9,346,796
Total Other Assets	68,784,858	68,784,858

Total Assets	$110,404,835	$113,999,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,079,667	$1,165,378
Accrued expenses	892,874	1,405,394
Accrued compensation	1,605,445	1,762,251
Operating lease liability	212,871	196,989
Total Current Liabilities	5,790,857	4,530,012

Deferred tax liability	5,993,800	5,561,800
Operating lease liability – noncurrent	320,011	481,245
Total Liabilities	12,104,668	10,573,057

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock – $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock – $0.001 par value; 400,000,000 shares authorized; 158,857,798 and 146,211,130 shares issued and outstanding at June 30, 2023 and September 30, 2022, respectively	158,858	146,211
Additional paid-in capital	249,828,398	232,368,121
Accumulated deficit	(152,287,469)	(129,688,467)
Total Citius Pharmaceuticals, Inc. Stockholders’ Equity	97,699,787	102,825,865
Non-controlling interest	600,380	600,380
Total Equity	98,300,167	103,426,245

Total Liabilities and Equity	$110,404,835	$113,999,302

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Revenues	$—	$—	$—	$—

Operating Expenses
Research and development	3,764,675	4,888,192	11,937,045	13,798,251
General and administrative	3,733,326	3,024,783	11,129,463	9,038,949
Stock-based compensation – general and administrative	1,174,111	1,003,677	3,540,787	2,929,279
Total Operating Expenses	8,672,112	8,916,652	26,607,295	25,766,479

Operating Loss	(8,672,112)	(8,916,652)	(26,607,295)	(25,766,479)

Other Income
Interest income	336,780	53,020	854,604	116,573
Gain on sale of New Jersey net operating losses	—	—	3,585,689	—
Total Other Income	336,780	53,020	4,440,293	116,573

Loss before Income Taxes	(8,335,332)	(8,863,632)	(22,167,002)	(25,649,906)
Income tax expense	144,000	—	432,000	—

Net Loss	$(8,479,332)	$(8,863,632)	$(22,599,002)	$(25,649,906)

Net Loss Per Share - Basic and Diluted	$(0.06)	$(0.06)	$(0.15)	$(0.18)

Weighted Average Common Shares Outstanding
Basic and diluted	153,775,380	146,129,630	148,746,002	146,061,108

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	2023	2022
Cash Flows From Operating Activities:
Net loss	$(22,599,002)	$(25,649,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	3,540,787	2,929,279
Issuance of common stock for services	102,000	273,884
Amortization of operating lease right-of-use asset	142,257	131,235
Depreciation	2,090	2,192
Deferred income tax expense	432,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(4,979,740)	(48,915)
Accounts payable	1,914,289	413,425
Accrued expenses	(512,520)	679,239
Accrued compensation	(156,806)	(628,499)
Operating lease liability	(145,352)	(130,686)
Net Cash Used In Operating Activities	(22,259,997)	(22,028,752)

Cash Flows From Financing Activities:
Net proceeds from registered direct offering	13,798,870	—
Proceeds from common stock option exercise	31,267	—
Net Cash Provided By Financing Activities	13,830,137	—

Net Change in Cash and Cash Equivalents	(8,429,860)	(22,028,752)
Cash and Cash Equivalents - Beginning of Period	41,711,690	70,072,946
Cash and Cash Equivalents - End of Period	$33,281,830	$48,044,194